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                                                                    EXHIBIT 4.7

                                ESCROW AGREEMENT

              THIS ESCROW AGREEMENT (this "Agreement") is entered into as of April 9, 1996, by and among Chemical Bank, a New York state-chartered bank (the "Escrow Agent"), NextWave Telecom Inc., a Delaware corporation (the "Company"), and each of the existing and future holders of the Notes (hereinafter defined), each of which holders will become a party to this Agreement effective as of the date of such holder's execution hereof or of a Supplemental Signature Page (hereinafter defined). Each such holder shall be referred to herein as a "Purchaser" and all such holders shall be collectively referred to herein as the "Purchasers."

                                    RECITALS

              A. The Purchasers and the Company have entered into a Securities Purchase Agreement dated as of April 9, 1996 (as amended, modified or supplemented from time to time, the "Purchase Agreement"), pursuant to which each Purchaser has or will acquire one of the Company's Convertible Senior Subordinated Notes due April 9, 2002 (the "Notes").

              B. The Company and the Purchasers wish to provide for the creation of a separate escrow account (the "Escrow Account") into which will be deposited the proceeds from the sale by the Company of the Notes, to be invested and released in accordance with the terms of this Agreement.

              C. The Company and the Purchasers desire to have the Escrow Agent serve as the escrow agent, and the Escrow Agent desires to serve as the escrow agent, on the terms and subject to the conditions set forth herein.

              NOW, THEREFORE, it is hereby agreed among the parties as follows:

              1. Appointment of Escrow Agent. The Company hereby appoints, and each of the Purchasers (on behalf of itself and all subsequent transferees of all or any portion of its Note) hereby appoints, the Escrow Agent as their escrow agent, and the Escrow Agent hereby accepts the appointment upon the terms and conditions set forth herein. The Escrow Agent shall be compensated for the services provided hereunder in accordance with the additional conditions, attached hereto as Exhibit "A" and incorporated herein by this reference (the "Additional Conditions").
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              2.  Escrow Account.

              (a) Not later than 3:00 p.m. (New York time) on the date on which each Purchaser acquires its Note, such Purchaser shall deliver by wire transfer to the Escrow Account immediately available funds in an amount equal to 100% of the face principal amount of such Note (such deposit amount is hereinafter referred to as each Purchaser's "Principal Proceeds").

              (b) Each Purchaser's Principal Proceeds shall be held by the Escrow Agent and invested in Permitted Investments (hereinafter defined) selected from time to time by the applicable Purchaser by written notice to the Escrow Agent not later than 11:00 a.m. (New York time) on a business day of the Escrow Agent (hereinafter, a "Business Day"). If investment instructions are not received from a Purchaser by the Escrow Agent by such time, the Escrow Agent shall automatically invest such Purchaser's Principal Proceeds in overnight commercial paper having a rating of A-1 or better from Standard & Poor's Corporation and P-1 from Moody's Investor Services, Inc. ("Commercial Paper") until the next Business Day. If a Purchaser's Principal Proceeds are not received by 12:00 noon (New York time) on a Business Day, the Escrow Agent shall make a good faith effort to invest such Principal Proceeds when received in overnight time deposits with commercial banks ("Overnight Time Deposits") until the next Business Day. As used herein, "Permitted Investments" means Commercial Paper, Overnight Time Deposits and Chemical Bank's All-Treasury Mutual Fund known as The Hanover Fund.

              (c) The Principal Proceeds deposited by each Purchaser shall be clearly identified in the books and records of the Escrow Agent as being held in its capacity as Escrow Agent for the account of such Purchaser and the Company. All interest and other income derived from Permitted Investments of a Purchaser's Principal Proceeds shall accrue for the benefit of and be income solely of such Purchaser for tax and all other purposes. For purposes of reporting to tax authorities, each Purchaser shall provide a completed I.R.S. Form W-8, W-9, 1001 or 4224, as applicable, to the Escrow Agent at the time of such Purchaser's execution of this Agreement or of a Supplemental Signature Page.

              (d) The Company shall pay all fees and expenses of the Escrow Agent in accordance with the Additional Conditions.

              3. Disbursement of Funds. The balances in the Escrow Account and all earnings derived from Permitted Investments made therewith shall be disbursed by the Escrow Agent in accordance with the following instructions:

              (a) If, by 12:00 noon (New York time) on any Business Day prior to January 9, 1997, the Company delivers to the Escrow Agent a certificate executed by the Company's Chief Executive Officer in the form of Exhibit "B-1" hereto requesting a release of a portion of the Principal Proceeds from the Escrow Account, together with a copy of a signed opinion of Halprin, Temple, Goodman &
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Sugrue in the form of Exhibit "B-2" hereto, the Escrow Agent shall determine each Purchaser's Ratable Share thereof, liquidate such portion of each Purchaser's Permitted Investments as may be necessary to disburse its Ratable Share of the requested amount and wire transfer the requested amount of the aggregate Principal Proceeds to the Company's (or its subsidiary's) account specified in such certificate. Following the disbursement, the Escrow Agent shall adjust each Purchaser's amount of Principal Proceeds to reflect its Ratable Share of such disbursement. As used herein, "RATABLE SHARE" means, on any date of determination, the ratio of the outstanding principal balance of each Purchaser's Note to the aggregate outstanding principal balance of all of the Purchasers' Notes.

              (b) If, by 12:00 noon (New York time) on any Business Day prior to January 9, 1997, the Company delivers to the Escrow Agent a certificate executed by the Company's Chief Executive Officer in the form of Exhibit "C-1" hereto, instructing the Escrow Agent to disburse all remaining Principal Proceeds in the Escrow Account, together with a copy of a signed opinion of Halprin, Temple, Goodman & Sugrue in the form of Exhibit "C-2" hereto, the Escrow Agent shall liquidate all Permitted Investments in the Escrow Account and wire transfer (i) to the Company's (or its subsidiary's) account specified in such Certificate, all remaining Principal Proceeds (after deduction of unpaid fees and expenses owing to the Escrow Agent in accordance with the Additional Conditions), and
(ii) to each Purchaser's account specified below its signature hereto (or on any Supplemental Signature Page), such Purchaser's income from its Permitted Investments.

              (c) If (i) by 12:00 noon (New York time) on any Business Day prior to January 9, 1997, the Company delivers to the Escrow Agent a certificate executed by the Company's Chief Executive Officer in the form of Exhibit "D-1" hereto requesting that the Purchasers release all or a portion of their Principal Proceeds in the Escrow Account notwithstanding the Company's failure to meet one or more of the conditions to such release set forth in the Purchase Agreement, and (ii) by 12:00 noon (New York time) on the third Business Day after delivery of such certificate, any Purchaser in its sole discretion delivers a waiver of noncompliance certificate in the form of Exhibit "D-2" hereto (each such Purchaser, a "Waiving Purchaser"), the Escrow Agent shall:

              (A) if only a portion of the remaining Principal Proceeds are requested to be released, the Escrow Agent shall determine each Waiving Purchaser's Adjusted Ratable Share thereof, and (1) liquidate such portion of each Waiving Purchaser's Permitted Investments as may be necessary to disburse its Adjusted Ratable Share of the requested amount and wire transfer the same to the Company's (or its subsidiary's) account specified in such certificate, and (2) liquidate each other Purchaser's Permitted Investments and wire transfer, to such other Purchaser's account specified below its signature hereto (or on any Supplemental Signature Page), such other Purchaser's Principal Proceeds, together with all income from its Permitted


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         Investments. Following such disbursements, the Escrow Agent shall adjust each Waiving Purchaser's amount of Principal Proceeds to reflect its Adjusted Ratable Share of the disbursement described in the foregoing clause (1) and shall adjust each other Purchaser's amount of Principal Proceeds to zero. As used herein, "Adjusted Ratable Share" means, on any date of determination, the ratio of the outstanding principal balance of each Waiving Purchaser's Note to the aggregate outstanding principal balance of all Waiving Purchasers' Notes.

              (B) if all remaining Principal Proceeds are requested to be released, liquidate all Permitted Investments in the Escrow Account and wire transfer (1) to the Company's (or its subsidiary's) account specified in such certificate, all remaining Principal Proceeds of each Waiving Purchaser (after deduction of unpaid fees and expenses owing to the Escrow Agent in accordance with the Additional Conditions), (2) to each other Purchaser, to such other Purchaser's account specified below its signature hereto (or on any Supplemental Signature Page), such other Purchaser's Principal Proceeds, together with all income from its Permitted Investments, and (3) to each Waiving Purchaser, to such Waiving Purchaser's account specified below its signature hereto (or on any Supplemental Signature Page), such Waiving Purchaser's income from its Permitted Investments.

              (d) If, by 12:00 noon (New York time) on any Business Day on or prior to January 9, 1997, the Company delivers to the Escrow Agent any Purchaser's Note marked "cancelled," the Escrow Agent shall promptly liquidate such Purchaser's Permitted Investments and disburse (i) to the Company, by wire transfer of immediately available funds to such account of the Company (or any of its subsidiaries) as the Company may specify in writing to the Escrow Agent, such Purchaser's remaining Principal Proceeds, and (ii) to such Purchaser, all interest and other investment income earned thereon.

              (e) If, by 12:00 noon (New York time) on any Business Day on or prior to January 9, 1997, the Company delivers to the Escrow Agent a copy of any executed conversion notice in the form of Exhibit "F" hereto with blanks completed (each, a "Conversion Notice"), the Escrow Agent shall promptly liquidate such Purchaser's Permitted Investments and disburse (i) to the Company, by wire transfer of immediately available funds to such account of the Company (or any of its subsidiaries) as the Company may specify in writing to the Escrow Agent, the amount of such Purchaser's remaining Principal Proceeds specified for conversion in the Conversion Notice, and (ii) to such Purchaser, all interest and other investment income earned thereon.

              (f) If, by 12:00 noon (New York time) on January 9, 1997, (i) the Company has failed to deliver to the Escrow Agent the certificate described in
Section 3(b) or the certificate described in 3(c) with respect to a release pursuant
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to Section 3(c)(B), (ii) the Company has delivered to the Escrow Agent the certificate described in Section 3(c) with respect to a release pursuant to
Section 3(c)(B), but no Purchaser has delivered a waiver of noncompliance certificate as described therein, or (iii) the Company has failed to deliver to the Escrow Agent a cancelled Note of each Purchaser or a Conversion Notice from each Purchaser in the full amount of its Note, the Escrow Agent shall disburse to each Purchaser such Purchaser's remaining Principal Proceeds, together with any interest or other investment income earned thereon.

              (g) Any payment by the Escrow Agent to a Purchaser pursuant to this Section 3 shall be made, at the option of such Purchaser, by official bank check or by wire transfer to an account designated in writing by such Purchaser, as the case may be.

              (h) The Escrow Agent shall not disburse any of the Principal Proceeds or investment income derived therefrom in any manner inconsistent with this Agreement. The Escrow Agent shall have the right to rely on any and all certificates it receives pursuant to this Section 3, and the genuineness of all signatures thereto.

         4.   Transfer of Notes.

              (a) At or prior to any permitted transfer of the Notes pursuant to Purchase Agreement and prior to termination of this Agreement, the proposed transferee shall execute and deliver to the Company for acceptance three originals of a supplemental signature page in the form of Exhibit "E" hereto (each, a "Supplemental Signature Page"). Upon the Company's acceptance of such originals of a Supplemental Signature Page, the Company shall promptly fax such Supplemental Signature Page to the Escrow Agent and to the proposed transferee, whereupon this Agreement shall become binding upon and inure to the benefit of such proposed transferee as though it were an original Purchaser party hereto and the transferee will have all of the rights and obligations of a "Purchaser" hereunder. The Company shall also deliver, by overnight courier, a fully-executed original of each Supplemental Signature Page accepted by the Company to each of the Escrow Agent and the transferee named therein. The Escrow Agent shall not be obligated to recognize any transfer of Notes until the Escrow Agent's receipt by fax of the applicable fully-executed Supplemental Signature Page from the Company.

              (b) From time to time, upon the written request of the Escrow Agent, the Company shall furnish the Escrow Agent with a copy of the current register of the names and addresses of the registered holders of the Notes and the outstanding principal balances of each of the Notes.
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         5.   Termination of the Agreement. This Agreement and all of the
obligations of the Escrow Agent hereunder shall terminate upon the final disbursement of the funds in the Escrow Account as provided herein.

         6.   Rights and Duties of Escrow Agent.

              (a) The Escrow Agent's duties and responsibilities, in its capacity as such, shall be limited to those expressly set forth in this Agreement, and, except as set forth herein, Escrow Agent shall not be subject to, nor obliged to recognize, any other agreement between any or all of the parties hereto even though reference thereto may be made herein; provided, however, that, with Escrow Agent's written consent, which shall not be unreasonably withheld, this Agreement may be amended at any time by an instrument in writing signed by all of the then parties in interest.

              (b) The Escrow Agent, in its capacity as such, is authorized, in its sole discretion, to disregard any and all notices or directions given by either the Company or the Purchasers or by any other person, firm or corporation, except (i) such notices, directions and instructions as are specifically provided for herein and (ii) any binding arbitration award or final court order.

              (c) The Escrow Agent, in its capacity as such, (i) shall not be personally liable for any act taken or omitted hereunder if taken or omitted by the Escrow Agent in good faith and in the exercise of its own best judgment, and
(ii) shall be fully protected in relying upon any written notice, demand, certificate or document believed in the Escrow Agent's good faith to be genuine, provided that the same purports to be signed by the proper party thereof.

              (d) The Escrow Agent, in its capacity as such, shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents or securities now or hereafter deposited hereunder, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein.

              (e) The Escrow Agent shall have no obligation to inform any party of any other transaction or of any facts within the Escrow Agent's knowledge, even though the same may concern this Agreement or the funds from time to time credited to the Escrow Account.

              (f) In the event the Escrow Agent becomes aware of conflicting demands or claims with respect to this Agreement or the funds held hereunder, the Escrow Agent shall have the right to discontinue any further acts until such conflict is resolved to the Escrow Agent's reasonable satisfaction, and the Escrow Agent shall then have the further right to commence a bill of interpleader or other appropriate legal proceeding or defend any action for the determination of such conflict, in which event the Company agrees to indemnify and pay the Escrow
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Agent for all costs and reasonable attorneys' fees incurred therein. The duties, obligations, rights and liabilities of the Escrow Agent shall be determined solely by the provisions of this Agreement, and the Escrow Agent shall not be liable to any person except for the performance of such duties and obligations as are specifically set forth in this Agreement. The Escrow Agent shall have no liability with respect to the amount or sufficiency of interest or other income earned on Permitted Investments of the Principal Proceeds.

              (g) The Escrow Agent assumes no liability except as expressed in this Agreement and as required by the observance of due diligence in accordance with ordinary business practices, and such liability shall inure to the benefit of the undersigned and to no other persons. Nothing in this Agreement, expressed or implied, shall or is intended to confer upon any person other than the parties now or hereafter signatories hereto or their respective successors or assigns, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

         7. Resignation. The Escrow Agent may resign for any reason upon forty-five (45) days written notice to the other parties hereto. Notwithstanding the foregoing, such resignation shall not be effective until the date of appointment of a new Escrow Agent. Upon appointment of a successor Escrow Agent by the parties hereto, the Escrow Agent shall deliver all cash and other property in its possession under this Escrow Agreement to the successor Escrow Agent appointed by the other parties hereto. Upon such delivery, the Escrow Agent shall be released from any and all liability for events, transactions or occurrences arising after the date of such delivery under this Agreement. If a successor Escrow Agent is not appointed within one hundred and twenty (120) days of Escrow Agent's notice of resignation, the Escrow Agent may deliver all cash or property in its possession under this Escrow Agreement to a court of competent jurisdiction in the State of New York.

         8. Waiver of Certain Claims; Indemnification of Escrow Agent. Each of the Company and the Purchasers agrees to make no claim, and to bring no action, suit or proceeding against the Escrow Agent by reason of any alleged loss, liability, claim or charge arising out of or in connection with, the Escrow Agent's acceptance or performance (including acts and omissions), in good faith and without gross negligence or willful misconduct, of its duties and obligations under this Agreement. The Company agrees to reimburse and indemnify the Escrow Agent for, and hold it harmless against, any loss, liability, cost or expense (including, without limitation, actual attorney's fees and disbursements) incurred without bad faith, gross negligence or willful misconduct on the part of the Escrow Agent, and arising out of or in connection with the Escrow Agent's performance of its duties hereunder, as well as the reasonable costs and expenses of instituting, prosecuting or defending any claim, action, suit or proceeding arising out of, or relating to, this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable to any party for
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special, indirect or consequential loss or damage of any kind whatsoever
(including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The provisions of this Section 8 shall survive termination of the Escrow Account and of this Agreement.

         9.   Miscellaneous Provisions

              9.1 Notices. All notices and communications hereunder shall be in writing and shall be deemed to be duly given if sent by (a) overnight courier, or (b) facsimile, confirmed by telephone as follows:

              1) if to the Escrow Agent, then to the address set forth below its signature hereto;

              2) if to the Company, then to the address set forth below its signature hereto; and

              3) if to any Purchaser, to the address set forth below its signature hereto (or on any Supplemental Signature Page);

or at such other address as any of the above may have furnished to the other parties in writing either by (i) overnight courier, or (ii) facsimile, confirmed by telephone. Any faxed notice or communication shall be deemed to have been given and received as of the date when confirmed by telephone. Any notice or communication delivered solely by overnight courier shall be deemed to have been given and received on the Business Day following its timely delivery to the applicable courier service, except with respect to the Escrow Agent as to which date notice shall be deemed to have been given on the date when actually received by the Escrow Agent. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other reasonable means of communication (e.g., telephone or hand-delivery) as the Escrow Agent deems advisable.

              9.2 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof, and supersedes any prior or contemporaneous understandings with respect to its subject matter, and may not be waived or modified, in whole or in part, except by a Supplemental Signature Page signed by both the Purchaser named therein and the Company, or by another written instrument signed by each of the parties hereto. No waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of its rights under such provision.
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              9.3  Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the parties hereto and their successors and permitted assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person other than Purchasers who hereafter become parties hereto by executing and delivering Supplemental Signature Pages in accordance with Section 4(a). Except as provided in Section 7 hereof, the Escrow Agent may not assign its obligations hereunder without the prior written consent of each of the parties hereto, such consent not to be unreasonably withheld.

              9.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument which shall be binding upon and effective as to all parties. Facsimile copies of originally executed signature pages, certificates, opinions and waivers of noncompliance shall serve for all purposes as originals.

              9.5 Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Sections are to the sections of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

              9.6 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect any other provisions hereof, and the remainder of this Agreement shall be construed as if such invalid or unenforceable provision were omitted.

              9.7 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts entered into and to be performed in New York and without regard to the application of principles of conflict of laws.



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